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         FIRST CAPITAL, INC. REPORTS INCREASE IN FIRST QUARTER EARNINGS


Corydon, Indiana--(BUSINESS WIRE)--April 21, 2005. First Capital, Inc. (NASDAQ:
FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $856,000 or $0.33 per diluted share for the quarter ended March 31, 2005, compared to $833,000 or $0.30 per diluted share for the quarter ended March 31, 2004.

The increase in earnings is due to an increase in noninterest income partially offset by an increase in noninterest expense and a slight decrease in net interest income after the provision for loan losses.

Net interest income after provision for loan losses decreased $19,000 for the quarter ended March 31, 2005 as compared to the prior year. Interest income increased $181,000 while interest expense increased $175,000 when comparing the two periods. The provision for loan losses increased from $125,000 during the quarter ended March 31, 2004 to $150,000 for the same period in 2005.

Noninterest income increased $198,000 for the three months ended March 31, 2005 as compared to the same period in 2004. Gains on loans sold for the quarter ended March 31, 2005 were $87,000 while the Bank sold no loans during the same period of 2004. Service charges on deposit accounts and commission income increased $76,000 and $30,000 when comparing the same two periods.

Noninterest expenses increased $152,000 during the three months ended March 31, 2005 as compared to the three months ended March 31, 2004. Compensation and benefits accounted for $87,000 of this increase primarily due to increases in wages, the cost of health insurance and acceleration of the release of ESOP plan shares. Other operating expenses increased $53,000 when comparing the two periods. The primary causes were increases in advertising, employee training and postage expense.

Total assets as of March 31, 2005 were $436.6 million compared to $425.3 million at December 31, 2004. The primary factors behind the asset growth were increases in interest bearing deposits with banks and available-for-sale securities of $9.8 million and $3.3 million, respectively. The funding for the growth was provided by increases of $7.9 million in retail repurchase agreements and $4.9 million in deposits.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Crandall, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a subsidiary of the Bank, offers a full array of property, casualty and life insurance products, as well as non FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.



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                                     FIRST CAPITAL, INC. AND SUBSIDIARY
                                Consolidated Financial Highlights (Unaudited)

                                                                                       THREE MONTHS ENDED
                                                                                            MARCH 31,
OPERATING DATA                                                                    2005                    2004
(Dollars in thousands, except per share data)                                     ----                    ----
Total interest income                                                         $    5,620              $    5,439
Total interest expense                                                             2,401                   2,226
                                                                              -----------             -----------
Net interest income                                                                3,219                   3,213
Provision for loan losses                                                            150                     125
                                                                              -----------             -----------
Net interest income after provision for loan losses                                3,069                   3,088

Total non-interest income                                                            786                     588
Total non-interest expense                                                         2,591                   2,439
                                                                              -----------             -----------
Income before income taxes                                                         1,264                   1,237
Income tax expense                                                                   408                     404
                                                                              -----------             -----------
Net income                                                                    $      856              $      833
                                                                              ===========             ===========

Net income per common share, basic                                            $     0.33              $     0.30
                                                                              ===========             ===========
Weighted average common shares outstanding - basic                             2,564,467               2,775,847

Net income per common share, diluted                                          $     0.33              $     0.30
                                                                              ===========             ===========
Weighted average common shares outstanding - diluted                           2,591,884               2,812,220


                                                                                MARCH 31,             DECEMBER 31,
BALANCE SHEET INFORMATION                                                         2005                    2004
 (Dollars in thousands)                                                           ----                    ----

Cash and cash equivalents                                                     $   28,274              $   17,425
Investment securities                                                             69,697                  66,450
Gross loans receivable                                                           315,428                 319,564
Allowance for loan losses                                                          2,228                   2,478
Earning assets                                                                   400,640                 390,948
Total assets                                                                     436,633                 425,302
Deposits                                                                         321,319                 316,462
FHLB debt                                                                         63,399                  65,099
Repurchase agreements                                                              8,583                     635
Stockholders' equity                                                              40,604                  40,714
Non-performing assets:
    Nonaccrual loans                                                               1,480                   2,075
    Foreclosed real estate                                                           868                     442

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Contact:

          First Capital, Inc.
          M. Chris Frederick, 812-738-2198, ext. 234